Exhibit 99.1

Investor Contact:                 Enrique Mayor-Mora
877-784-7167
NEWS RELEASE
Media Contact:                     Hill & Knowlton
786-553-1542

DENNY’S CORPORATION REPORTS RESULTS FOR THE FIRST QUARTER 2009

SPARTANBURG, S.C., May 5, 2009 – Denny’s Corporation (NASDAQ: DENN) today reported results for its first quarter ended April 1, 2009.

First Quarter Summary

•	Sold 30 company restaurants to franchisees under Denny’s Franchise Growth Initiative (FGI)
•	Opened 11 new restaurants (10 franchised and one company)
•	Increased franchised restaurants to 82% of Denny’s system
•	Same-store sales decreased 1.4% at franchised units and increased 0.3% at company units
•	Adjusted income before taxes increased $2.6 million to $4.6 million
•	Net income increased $0.2 million despite $9.2 million less in asset sale gains

Nelson Marchioli, President and Chief Executive Officer, stated, “We are pleased with our results in the first quarter as we made significant progress on our primary goal of improving sales and guest traffic trends.  Our Super Bowl promotional event, where we served approximately 1.9 million customers a free Grand Slam breakfast, was an overwhelming success and provided an opportunity for Denny’s to reconnect with lapsed users.  We are encouraged by our sales improvement over the past few months and are continuing to focus on driving customers to Denny’s through value promotions and innovative new menu offerings.

“The success of our strategic initiatives continues to benefit both our operating margins and our core earnings.  The positive impact of our transition to a franchise-focused business model is evidenced by the increase in high-margin income we generate as a franchisor, which now surpasses the income contribution of our company restaurant operations.  As Denny’s franchisees continue to open new restaurants and purchase company restaurants under FGI, we anticipate further margin improvements and earnings growth.  While we are pleased with our recent sales results and strategic execution, our outlook remains guarded given the ongoing economic pressures on our customers and the volatility of consumer spending,” Marchioli concluded.

First Quarter Results

For the first quarter of 2009, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $165.8 million compared with $196.0 million in the prior year quarter.  Company restaurant sales decreased $34.0 million due primarily to 93 fewer equivalent company restaurants compared with the prior year quarter resulting from the sale of company restaurants to franchisees under FGI.  During the first quarter, Denny’s opened one new company restaurant and sold 30 restaurants to franchisee operators.

Company restaurant operating margin (as a percentage of company restaurant sales) for the first quarter was 11.7%, an increase of 1.0 percentage point compared with the same period last year.  Product costs for the first quarter decreased 0.9 percentage points to 23.8% of sales due primarily to favorable menu mix.  Payroll and benefit costs decreased 0.9 percentage points to 42.6% of sales due primarily to improvements in staffing efficiency partially offset by higher restaurant management incentive compensation.  Occupancy costs increased 0.5 percentage points to 6.7% of sales due to unfavorable developments in general liability claims and the shift of occupancy costs from company to franchise after certain FGI transactions.  Marketing expenses increased 0.2 percentage points to 3.5% of sales due to the establishment of local market advertising cooperatives with Denny’s franchisees.

For the first quarter of 2009, Denny’s reported franchise and license revenue of $30.2 million compared with $26.4 million in the prior year quarter.  Franchise revenue increased $3.8 million, or 14.3%, due primarily to an additional 82 equivalent franchise restaurants compared with the prior year period.  The growth in franchise revenue included a $2.3 million increase in occupancy revenue, a $1.1 million increase in royalty revenue and a $0.4 million increase in initial franchise fee revenue.  During the first quarter, Denny’s franchisees opened 10 new restaurants, closed six and purchased 30 company restaurants.

Franchise operating margin (as a percentage of franchise and license revenue) for the first quarter was 62.6%, a decrease of 6.5 percentage points compared with the same period last year.  The franchise margin decrease was due primarily to investment in Denny’s Super Bowl event and the increasing contribution of lower-margin occupancy revenue as leased company restaurants are in turn subleased to franchisees through FGI.  Franchise operating margin (in dollars) increased by $0.7 million, or 3.6%, to $18.9 million in the first quarter as higher franchise revenue offset a $3.1 million increase in franchise costs, primarily occupancy and Super Bowl related costs.

General and administrative expenses for the first quarter decreased $1.8 million, or 11.3%, from the same period last year resulting primarily from reduced staffing attributable to the new organizational structure implemented in the second quarter of 2008.

Depreciation and amortization expense for the first quarter declined by $1.5 million compared with the prior year period primarily as a result of the sale of restaurant and property assets over the past year.  Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, decreased $9.0 million in the quarter due primarily to a $9.2 million decrease in gains on the sale of restaurants.

Operating income for the first quarter decreased $7.3 million from the prior year period to $11.9 million.  Excluding gains, losses, and other charges in both periods, operating income increased $1.7 million despite a $30.2 million decrease in total operating revenue attributable primarily to the sale of company restaurants.

Interest expense for the first quarter decreased $0.7 million, or 7.7%, to $8.5 million as a result of a $26.5 million reduction in debt from the prior year period.  Other nonoperating expense decreased $5.9 million in the first quarter due primarily to prior-year expense resulting from the discontinuance of hedge accounting treatment on Denny’s interest rate swap agreement.

The benefit from income taxes for the first quarter of 2009 was $0.4 million compared with a provision for income taxes of $0.5 million for the prior year quarter.  The first quarter benefit included the recognition of $0.7 million of current tax benefits resulting from the enactment of certain federal laws during the first quarter of 2009.

Denny’s reported net income of $4.3 million for the first quarter, or $0.04 per diluted common share, compared with prior year period net income of $4.1 million, or $0.04 per diluted common share.  Adjusted income before taxes, Denny’s metric for earnings guidance, increased $2.6 million, or 135%, in the first quarter to $4.6 million.  This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains and losses, share-based compensation, other nonoperating expenses and income taxes.

Franchise Growth Initiative (FGI)

Denny’s continued its strategic initiative to increase franchise restaurant development through the sale of certain company restaurants.  During the first quarter, the company sold 30 restaurants to three franchisee operators under FGI bringing the number sold since the program began in early 2007 to 239, or 46% of the pre-FGI company restaurants.

Denny’s ended the first quarter of 2009 with a system mix of 82% franchised and licensed restaurants and 18% company restaurants compared with 66% franchised and licensed restaurants and 34% company restaurants before the FGI program.

The sale of company restaurant operations and other assets in the first quarter generated net sales proceeds of $4.8 million of which $3.4 million was received in cash and the remaining $1.4 million in the form of notes receivable.  Denny’s made $1.3 million in scheduled debt payments during the first quarter.  No prepayments were required on Denny’s credit facility in the first quarter.

Business Outlook

Based on year-to-date results and management’s expectations at this time, Denny’s is reaffirming its financial guidance for full-year 2009 as announced in its fourth quarter 2008 earnings release on February 18, 2009.

Further Information

Denny’s will provide further commentary on its first quarter 2009 results on its quarterly investor conference call today, Tuesday, May 5, 2009 at 5:00 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at ir.dennys.com.  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

The Board of Directors of Denny's has set Wednesday, May 20, 2009, as the date for the 2009 Annual Meeting of Denny's Shareholders to be held in Spartanburg, South Carolina.

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 286 company-owned units and 1,260 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	13 Weeks	13 Weeks
	Ended	Ended
(In thousands, except per share amounts)	4/1/09	3/26/08

Revenue:
Company restaurant sales	$135,576	$169,593
Franchise and license revenue	30,184	26,403
Total operating revenue	165,760	195,996
Costs of company restaurant sales	119,685	151,435
Costs of franchise and license revenue	11,298	8,171
General and administrative expenses	13,847	15,615
Depreciation and amortization	8,712	10,241
Operating gains, losses and other charges, net	298	(8,713)
Total operating costs and expenses	153,840	176,749
Operating income	11,920	19,247
Other expenses:
Interest expense, net	8,491	9,201
Other nonoperating expense (income), net	(486)	5,376
Total other expenses, net	8,005	14,577
Income before income taxes	3,915	4,670
Provision for (benefit from) income taxes	(392)	546
Net income	$4,307	$4,124

Net income per share:
Basic	$0.04	$0.04
Diluted	$0.04	$0.04

Weighted average shares outstanding:
Basic	96,045	94,826
Diluted	97,606	98,388

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	4/1/09	12/31/08

ASSETS
Current Assets
Cash and cash equivalents	$21,607	$21,042
Receivables, net	13,417	15,146
Assets held for sale	4,242	2,285
Other	13,832	14,986
	53,098	53,459

Property, net	148,754	159,978
Goodwill	39,476	40,006
Intangible assets, net	57,903	58,832
Other assets	37,367	34,920
Total Assets	$336,598	$347,195

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$1,748	$1,403
Current maturities of capital lease obligations	3,500	3,535
Accounts payable	20,297	25,255
Other current liabilities	75,169	76,924
	100,714	107,117
Long-Term Liabilities
Notes and debentures, less current maturities	299,914	300,617
Capital lease obligations, less current maturities	21,194	22,084
Other	83,451	91,414
	404,559	414,115
Total Liabilities	505,273	521,232
Total Shareholders' Deficit	(168,675)	(174,037)
Total Liabilities and Shareholders' Deficit	$336,598	$347,195

Debt Balances

(In thousands)	4/1/09	12/31/08

Credit facility revolver loans due 2011	$—	$—
Credit facility term loans due 2012	126,329	126,652
Capital leases and other debt	25,027	25,987
Senior notes due 2012	175,000	175,000
Total Debt	326,356	327,639

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	13 Weeks	13 Weeks
Income and EBITDA Reconciliation	Ended	Ended
(In millions)	4/1/09	3/26/08

Net income	$4.3	$4.1

Provision for (benefit from) income taxes	(0.4)	0.5
Operating gains, losses and other charges, net	0.3	(8.7)
Other nonoperating expense, net	(0.5)	5.4
Share-based compensation	0.9	0.6

Adjusted income before taxes (1)	$4.6	$2.0

Interest expense, net	8.5	9.2
Depreciation and amortization	8.7	10.2
Cash payments for restructuring charges and exit costs	(1.7)	(1.5)
Cash payments for share-based compensation	(1.6)	(0.4)

Adjusted EBITDA (1)	$18.4	$19.5

	13 Weeks	13 Weeks
General and Administrative Expenses Reconciliation	Ended	Ended
(In millions)	4/1/09	3/26/08

Share-based compensation	$0.9	$0.6
Other general and administrative expenses	$12.9	$15.0
Total general and administrative expenses	$13.8	$15.6

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis.  We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	13 Weeks		13 Weeks
	Ended		Ended
(In millions)	4/1/09		3/26/08

Company restaurant operations: (2)
Company restaurant sales	135.6	100.0%	169.6	100.0%
Costs of company restaurant sales:
Product costs	32.3	23.8%	41.9	24.7%
Payroll and benefits	57.8	42.6%	73.7	43.5%
Occupancy	9.0	6.7%	10.6	6.2%
Other operating costs:
Utilities	6.8	5.1%	8.3	4.9%
Repairs and maintenance	2.6	1.9%	3.7	2.2%
Marketing	4.8	3.5%	5.6	3.3%
Legal settlements	0.4	0.3%	0.4	0.2%
Other	6.0	4.5%	7.3	4.3%
Total costs of company restaurant sales	$119.7	88.3%	$151.4	89.3%
Company restaurant operating margin (3)	$15.9	11.7%	$18.2	10.7%

Franchise operations: (4)
Franchise and license revenue
Royalty and license revenue	$17.9	59.3%	$16.8	63.8%
Initial and other fee revenue	1.6	5.4%	1.2	4.6%
Occupancy revenue	10.7	35.4%	8.4	31.7%
Total franchise and license revenue	$30.2	100.0%	$26.4	100.0%

Costs of franchise and license revenue
Direct franchise costs	$3.3	10.9%	$1.7	6.3%
Occupancy costs	8.0	26.6%	6.5	24.7%
Total costs of franchise and license revenue	$11.3	37.4%	$8.2	30.9%
Franchise operating margin (3)	$18.9	62.6%	$18.2	69.1%

Total operating revenue (1)	$165.8	100.0%	$196.0	100.0%
Total costs of operating revenue (1)	131.0	79.0%	159.6	81.4%
Total operating margin (1)(3)	$34.8	21.0%	$36.4	18.6%

Other operating expenses: (1)(3)
General and administrative expenses	13.8	8.4%	15.6	8.0%
Depreciation and amortization	8.7	5.3%	10.2	5.2%
Operating gains, losses and other charges, net	0.3	0.2%	(8.7)	(4.4%)
Total other operating expenses	$22.9	13.8%	$17.1	8.7%

Operating income (1)	$11.9	7.2%	$19.2	9.8%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	13 Weeks	13 Weeks
Same-Store Sales	Ended	Ended
(increase/(decrease) vs. prior year)	4/1/09	3/26/08

Same-Store Sales
Company Restaurants	0.3%	0.7%
Franchised Restaurants	(1.4%)	(0.8%)
System-wide Restaurants	(0.9%)	(0.3%)

Company Restaurant Sales Detail
Guest Check Average	0.5%	5.7%
Guest Counts	(0.2%)	(4.7%)

	13 Weeks	13 Weeks
Average Unit Sales	Ended	Ended
($ in thousands)	4/1/09	3/26/08

Company Restaurants	$454.5	$433.3

Franchised Restaurants	$362.2	$366.7

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/31/08	315	1,226	1,541

Units Opened	1	10	11
Units Refranchised	(30)	30	0
Units Closed	0	(6)	(6)
Net Change	(29)	34	5

Ending Units 4/1/09	286	1,260	1,546

Equivalent Units
First Quarter 2008	391	1,159	1,550
First Quarter 2009	298	1,241	1,539
	(93)	82	(11)